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EXHIBIT 3.8

FINISAR CORPORATION

CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

    Finisar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

    1.  That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the Series A Preferred Stock as set forth herein:

  "RESOLVED, that no shares of Series A Preferred Stock of the Company are now outstanding and none will be issued.

  RESOLVED FURTHER, that the Company is authorized to execute a Certificate of Elimination, which shall have the effect when filed and recorded in the State of Delaware of eliminating from the Restated Certificate of Incorporation all references to the Series A Preferred Stock."

    2.  None of the authorized shares of Series A Preferred Stock of the Company are now outstanding and none will be issued.

    3.  In accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock.

    IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination of Series A Preferred Stock of the Company to be signed by the Company's Secretary this 28th day of August, 2001.

FINISAR CORPORATION
By:	/s/ STEPHEN K. WORKMAN Stephen K. Workman Secretary

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FINISAR CORPORATION
CERTIFICATE OF ELIMINATION OF SERIES A PREFERRED STOCK